UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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UNION BANKSHARES COMPANY
_______________________________________________
(Name of Registrant as Specified in Its Charter)

FINANCIAL ANALYTICS INVESTMENT CORPORATION

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The following article appeared on The Ellsworth American's website, beginning on Thursday, April 19, 2006. With the permission of the publisher, the article has been reprinted here by Financial Analytics Investment Corporation (FAIC), beginning on or about April 24, 2007. The original article may be found at The Ellsworth American's website at the following address:

http://ellsworthmaine.com/site/index.php?option=com_content&task=view&id=7603&Itemid=31

The article relates to the 2007 Annual Meeting of Shareholders of Union Bankshares Company (the Company). THAT MEETING IS THE SUBJECT OF PROXY MATERIALS FILED, AND TO BE FILED, WITH THE SECURITIES AND EXCHANGE COMMISSION, BOTH BY MANAGEMENT OF THE COMPANY AND BY FAIC. SHAREHOLDERS OF THE COMPANY ARE ENCOURAGED TO READ ALL SUCH PROXY MATERIALS CAREFULLY, AS THEY BECOME AVAILABLE.

The article states that the Meeting will occur on May 17, 2007. On April 19, 2007 FAIC received a letter from the Company stating that the date of the Annual Meeting has been changed to June 7, 2007.

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THE ELLSWORTH AMERICAN from http://ellsworthmaine.com/site/

Union Trust Controversy Written by Stephen Rappaport Thursday, April 19, 2007

Shareholder Seeks Board Shake-up

ELLSWORTH - Weak earnings and a stock that performs substantially worse than the market in general and the stocks of similar businesses are sure to get a company's shareholders riled up. Couple those problems with a history of high operating costs and a CEO whose compensation has climbed far more than his company's earnings and you have a recipe for a shareholder revolt. That's just what's happening at Union Bankshares Co., the holding company that owns the Union Trust bank.

Union Bankshares is scheduled to hold its annual shareholders meeting on May 17. In preliminary proxy materials filed with the federal Securities and Exchange Commission (SEC), two family corporations controlled by Michael V. Jennings - Financial Analytics Investment Corp. (FAIC) and Lutece Corp. - are asking shareholders to oust Peter Blyberg as a director of Union Bankshares. Blyberg has been the company's chief executive since 1996.

The controversy came to light through a series of ads that Jennings placed in The Ellsworth American. The ads invited shareholders to review Jennings' preliminary proxy materials on a Web site.

Through FAIC and Lutece, Jennings controls 20,276 shares, or 1.9 percent, of Union Bankshares' outstanding stock. In addition to Blyberg's removal as a director, Jennings also is seeking seats on the company's board of directors for himself and for Andrew J. Pease, Jr., of Brooklin and Palm Coast, Fla.

Jennings also is asking that Union Bankshares' directors and principal executive officers be required to hold a substantial investment in the company's stock.

A resident of Alexandria, Va., who summers in Winthrop, Jennings is a private investor with long experience in the banking and leasing businesses. Through Lutece, he has owned stock in Union Bankshares for more than 20 years.

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Now retired, Pease was for many years a senior vice president and chief financial officer of Webber Energy Fuels in Bangor.

Jennings details his concerns about Union Bankshares' performance in an "open letter" that he proposes to send to shareholders together with an alternative proxy for voting at the company's annual meeting. The letter and proxy material were filed with the U.S. Securities and Exchange Commission on April 9.

According to Jennings, during the 24 months ending just prior to April 9, the price of Union Bankshares stock dropped 29 percent. During the same period, the Dow Jones Industrial Average climbed 20 percent, the Russell 2000 Index climbed 32 percent, and the NASDAQ index of bank stocks climbed 11 percent.

Union Bankshares' stock also fared poorly compared with that of several of its local competitors, according to Jennings' letter. During the same 24-month period, Bar Harbor Bankshares stock went up 26 percent, Camden National Bank stock increased 34 percent, and the stock of Merrill Merchants Bankshares increased a whopping 41 percent. During that same period, First National Lincoln Corp. of Damariscotta, the bank holding company that acquired The First National Bank, based in Bar Harbor, in January 2005, saw its stock decline two percent.

Jennings attributes the stock's decline to "substandard performance by our Bank and its senior management." To support that charge, Jennings points to the sluggish growth of the bank's net income over the past five years.

Between 2001 and 2006, Jennings says in his letter, the net income of Union Trust Company increased from $3.73 million to $4.09 million, about 9.1 percent. During the same period, according to Jennings, net income at Bar Harbor Bank & Trust Company increased by some 56 percent. At Camden National, the increase was better than 64 percent, while The First showed an increase of 125 percent and Merrill Merchants saw its net income increase by more than 105 percent.

Jennings also compares the bank's economic efficiency with that of its competitors. According to Jennings letter, Union Trust had the worst "efficiency ratio," determined by dividing its operating expenses by its total revenues less interest expenses, among the five-bank group in four of the past five years.

Over the past 11 years, he said, the bank's average efficiency ratio has been 68.29 percent. That means the bank spent a little less than 69 cents of each dollar of its revenue.

Last year, the efficiency ratio was over 73 percent, while Bar Harbor Bank & Trust, the next worst, had a ratio of 64.55 percent. Camden National managed an efficiency ratio of 46.67 percent, nearly 30 points better than Union Trust's.

While earnings growth at Union Trust has remained relatively flat over the past five years, Jennings letter said, compensation for the bank's CEO didn't. According to Jennings, in 2005, the last year for which figures are available, Blyberg's salary and bonus were 18.7 percent higher than they were in 2001. In addition, the bank has provided generous retirement benefits for its CEO, who turns 65 in less than two years. Blyberg also has a "golden parachute" that guarantees him a payment of roughly three times his average total annual compensation if he quits or his employment is terminated after a "change in control" of the company.

In addition to asking shareholders to remove Blyberg as a director and to elect him and Pease to the board, Jennings wants to see them amend the company's bylaws so that officers and directors would have to tie their personal finances more closely to the health of the company they govern.

Currently, Union Bankshares' 23 directors and executive officers own just 4.9 percent of the company's stock. More than half of that stock is owned by one director.

In his proxy materials, Jennings said he believes that if directors and officers were required to hold "more meaningful ownership positions" in Union Bankshares stock, their "interests would be better aligned" with

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the interests of shareholders generally.

Assuming they are cleared by the SEC, Jennings' proposals will be debated by Union Bankshares' shareholders at the company's upcoming annual meeting scheduled for May 17.

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President Blyberg Responds

ELLSWORTH - The Ellsworth American asked Union Bankshares Co. President and Chief Executive Officer Peter Blyberg for his comments with respect to the issues raised by Michael V. Jennings. Blyberg delivered the following statement on behalf of Union Bankshares:

"A shareholder who has had disagreements in the past with the Board of Directors of Union Bankshares Co. is publicly raising issues about the performance of the Union Trust Company and its management.

"Unfortunately, we are not in a position to respond to the specific issues raised by this shareholder because we have already filed the preliminary proxy statement with the Securities and Exchange Commission (SEC) for our annual meeting on May 17. We expect that we will receive approval of that filing within the next 10 days.

"When our proxy material is approved and mailed to the company's shareholders our position on many of the issues raised by this shareholder will be more fully explained. In addition, our annual meeting will provide an opportunity for all shareholders to learn more about the bank's performance over the past year and to ask questions of our board and management.

"While I cannot respond directly to statements made by this particular shareholder, I can assure all of our shareholders, customers and employees that the bank is in sound financial condition, is being well run, and is in full compliance with all regulations and standards governing our operations."

© The Ellsworth American 2007. All rights reserved.

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IMPORTANT NOTE TO UNION BANKSHARES SHAREHOLDERS:

PROXY MATERIALS FILED BY COMPANY MANAGEMENT OR BY FAIC ARE PUBLICLY-AVAILABLE DOCUMENTS, AND MAY BE OBTAINED FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT http://www.sec.gov.

FAIC FILED A PRELIMINARY PROXY STATEMENT WITH THE SEC ON APRIL 10, 2007, AND INTENDS TO FILE A DEFINITIVE PROXY STATEMENT (AND FROM TIME TO TIME OTHER ADDITIONAL SOLICITING MATERIALS) WITH THE SEC. A COPY OF FAIC'S MOST RECENTLY FILED PROXY MATERIALS MAY ALSO BE OBTAINED FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY FAIC AT www.saveuniontrust.com. INFORMATION CONCERNING FAIC AND OTHER PARTICIPANTS IN THIS PROXY SOLICITATION EFFORT (MICHAEL V. JENNINGS AND ANDREW J. PEASE) CAN BE FOUND IN FAIC'S MOST RECENTLY FILED PROXY STATEMENT. COLLECTIVELY, THESE PERSONS HAVE BENEFICIAL OWNERSHIP OF 20,376 SHARES OF COMPANY COMMON STOCK, REPRESENTING APPROXIMATELY 1.85% OF THE CURRENTLY OUTSTANDING SHARES. FAIC IS BEARING THE ENTIRE COST OF THIS SOLICITATION EFFORT.

April 24, 2007

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